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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Life Time Fitness, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIFE TIME FITNESS, INC.
6442 City West Parkway
Eden Prairie, Minnesota 55344
(952) 947-0000
March 17, 2006
Dear Shareholder:
     You are cordially invited to attend the annual meeting of shareholders to be held at the Minneapolis Sofitel, 5601 West 78th Street, Bloomington, Minnesota, commencing at 9:00 a.m., central time, on Thursday, May 4, 2006.
     The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.
     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, as quickly as possible, even if you plan to attend the annual meeting. You may revoke the proxy and vote in person at that time if you so desire.

Sincerely,

Bahram Akradi
Chairman of the Board of Directors,
President and Chief Executive Officer

VOTING METHODS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 3 — APPROVAL OF THE LIFE TIME FITNESS, INC. EMPLOYEE STOCK PURCHASE PLAN
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECURITIES OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
PERFORMANCE GRAPH
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
ADDITIONAL INFORMATION
APPENDIX A

VOTING METHODS
     The accompanying proxy statement describes important issues affecting Life Time Fitness, Inc. If you are a shareholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:
1.	BY TELEPHONE
a.	On a touch-tone telephone, call toll-free 1-800-560-1965, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on May 3, 2006.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number.

c.	Follow the simple instructions provided.
2.	BY INTERNET
a.	Go to the web site at http://www.eproxy.com/LTM/, 24 hours a day, seven days a week, until 12:00 p.m. (CT) on May 3, 2006.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number and create an electronic ballot.

c.	Follow the simple instructions provided.
3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)
a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage-paid envelope.
     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.
Your vote is important. Thank you for voting.

LIFE TIME FITNESS, INC.

Notice of Annual Meeting of Shareholders
to be held on May 4, 2006

     The annual meeting of shareholders of Life Time Fitness, Inc. will be held at the Minneapolis Sofitel, 5601 West 78th Street, Bloomington, Minnesota, 55439, commencing at 9:00 a.m., central time, on Thursday, May 4, 2006 for the following purposes:
1.	To elect a board of directors of seven directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	To approve the Life Time Fitness, Inc. Employee Stock Purchase Plan.

4.	To transact other business that may properly be brought before the meeting.
     Our board of directors has fixed March 8, 2006 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
     Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are urgently requested to vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card or to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. The proxy may be revoked by you at any time prior to being exercised, and voting your proxy by telephone or through the Internet or returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.

By Order of the Board of Directors,

Eric J. Buss
Secretary
Eden Prairie, Minnesota
March 17, 2006

PROXY STATEMENT

GENERAL INFORMATION
     The enclosed proxy is being solicited by our board of directors for use in connection with the annual meeting of shareholders to be held on Thursday, May 4, 2006 at the Minneapolis Sofitel, 5601 West 78th Street, Bloomington, Minnesota, 55439, at 9:00 a.m., central time, and at any adjournments thereof. Our telephone number is (952) 947-0000. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about March 17, 2006.
Record Date and Quorum
     Only shareholders of record at the close of business on March 8, 2006 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 36,013,167 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.
Voting of Proxies
     Proxies voted by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice in writing to one of our officers of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.
Shareholder Proposals
     We must receive shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2007 that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 16, 2006. We must receive any other shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2007 at our principal executive office no later than February 3, 2007.
Quorum
     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.
Vote Required
     Election of Directors. The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the meeting and entitled to vote is required for the election to the board of directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.
     Other Proposals. The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote and (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of each other proposal presented in this proxy statement. In addition, the total shares cast on the proposal to approve the Life Time Fitness, Inc. Employee Stock Purchase Plan must exceed fifty percent of all shares entitled to vote. A shareholder who abstains with respect to a proposal will have the effect of casting a negative vote on that proposal. A shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present in person or by proxy for the purpose of determining whether a proposal has been approved. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of the Life Time Fitness, Inc. Employee Stock Purchase Plan. Because brokers may not vote “unvoted” shares on behalf of their customers for “non-routine” matters, it is critical that shareholders vote their shares.
Adjournment of Meeting
     If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.
Expenses of Soliciting Proxies
     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Composition of our Board of Directors
     Our bylaws provide that our business will be managed by or under the direction of a board of directors. The number of directors constituting our board of directors is determined from time to time by our board of directors and currently consists of seven members. Each director will be elected at the annual meeting to hold office until the next annual shareholders meeting or the director’s resignation or removal. Our governance and nominating committee has nominated the seven persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire board of directors.
Directors and Director Nominees
     All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee selected by the governance and nominating committee.
     The following table sets forth certain information regarding each director nominee:

Name	Age	Position
Bahram Akradi	44	Chairman of the Board of Directors, President and Chief Executive Officer

Giles H. Bateman	61	Director

Timothy C. DeVries	49	Director

James F. Halpin	55	Director

Guy C. Jackson	64	Director

David A. Landau	40	Director

Stephen R. Sefton	50	Director
     Bahram Akradi founded our company in 1992 and has been a director and President since our inception. Mr. Akradi was elected Chief Executive Officer and Chairman of the Board of Directors in May 1996. Mr. Akradi has over 20 years of experience in healthy way of life initiatives. From 1984 to 1989, he led U.S. Swim & Fitness Corporation as its co-founder and Executive Vice President. Mr. Akradi was a founder of the health and fitness Industry Leadership Council.
     Giles H. Bateman was elected a director of our company in March 2006. Mr. Bateman was one of four co-founders of Price Club in 1976 and served as Chief Financial Officer and Vice Chairman there until 1991. Mr. Bateman served as non-executive chairman of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, from 1994 until he retired in 2000. Mr. Bateman serves as a director, and the chair of the audit committee, of WD-40 Company and Tuesday Morning Corporation. He also serves as a director of four private companies.
     Timothy C. DeVries was elected a director of our company in February 2002. Mr. DeVries is a managing general partner with Norwest Equity Partners, a private equity investment firm he joined in 1998. Prior to joining NEP, Mr. DeVries worked at the Churchill Companies, where for 11 years he led Churchill’s real estate, financial services and industrial acquisition efforts. Mr. DeVries is also a member of the board of directors of four private companies.
     James F. Halpin was elected a director of our company in February 2005. Mr. Halpin started his own private investment firm after he retired in March 2000 as President, Chief Executive Officer and a director of CompUSA Inc., a publicly traded retailer of computer hardware, software, accessories and related products, which he had been with since May 1993. Mr. Halpin is also a director of Marvel Enterprises, Inc.

     Guy C. Jackson was elected a director of our company in March 2004. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, Mr. Jackson served as the audit partner on numerous public companies in Ernst & Young’s New York and Minneapolis offices. He also serves as a director, and the chair of the audit committee, of the following public companies: Cyberonics, Inc., Digi International Inc., Urologix, Inc. and EpiCept Corporation.
     David A. Landau was elected a director of our company in August 2000. Mr. Landau is a founder of and a partner in LNK Partners, a private equity firm that assists management teams building consumer and retail businesses. Until March 2005, Mr. Landau served as a managing director of Apax Partners, Inc., an international private equity investment advisory firm affiliated with Apax Managers, Inc. Mr. Landau joined Apax Partners, Inc. in 1991 after working in brand management at The Procter & Gamble Company, a manufacturer and marketer of consumer products, and strategy consulting at Monitor Company, a strategy-consulting firm.
     Stephen R. Sefton was elected a director of our company in May 1996. Mr. Sefton has been a partner with Norwest Equity Partners, an investment firm, since 1989, a firm he joined in 1986. In May 1997, Mr. Sefton founded Clearwater Equity Group, Inc. (formerly Equity Research, Inc.), a private equity investment firm. Mr. Sefton spends approximately 25% of his time overseeing two investments held by Norwest Equity Partners, including its investment in our company. The other 75% of his time is spent at Clearwater Equity Group, Inc. Prior to 1986, Mr. Sefton spent nine years in commercial and investment banking. Mr. Sefton is also a member of the board of directors of four private companies.
     None of the above nominees is related to each other or to any of our executive officers.
Board of Directors Meetings and Attendance
     Our board of directors held seven meetings and took action by written consent three times during fiscal year 2005. During fiscal year 2005, each director attended at least 75% of the meetings of our board of directors and of the board committees on which he serves.
Director Independence
     Our board of directors reviews at least annually the independence of each director. During these reviews, our board of directors considers transactions and relationships between each director (and his immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February and March 2006, our board of directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of our directors under New York Stock Exchange rules or require disclosure under Securities and Exchange Commission rules, with the exception of Mr. Akradi, who is also our President and Chief Executive Officer. Based on a review of information provided by the directors and other information we reviewed, our board of directors concluded that none of our non-employee directors have any relationship with our company other than as a director or shareholder of our company. Based upon that finding, our board of directors determined that Messrs. Bateman, DeVries, Halpin, Jackson, Landau and Sefton are “independent.”
     Stephen R. Sefton is the independent director who chairs the executive sessions of the non-management members of our board of directors. Mr. Sefton has served as the chair of executive sessions of the board of directors since April 2004. During 2005, our board of directors held an executive session of the non-management members of our board of directors after six of its meetings.
     Interested parties may communicate directly with Mr. Sefton, the independent director who chairs the executive sessions individually, or the non-management members of our board of directors as a group by mail addressed to the attention of Mr. Sefton as executive session chair or the non-management members of our board of directors as a group c/o General Counsel, Life Time Fitness, Inc., 6442 City West Parkway, Eden Prairie, MN 55344. Our General Counsel will then forward them to the appropriate director or directors on a periodic basis.
Committees of Our Board of Directors
     Our board of directors has an audit committee, a compensation committee, a governance and nominating committee and a finance committee. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee are available on the Corporate Governance section of the Investor Relations page on our website at www.lifetimefitness.com.

Audit Committee.
     Our audit committee consists of Messrs. Jackson (Chair), Halpin and Sefton. The functions of the audit committee include oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and the performance, qualifications and independence of our independent auditors. Our audit committee is directly responsible, subject to shareholder ratification, for the appointment of any independent auditor engaged for the purpose of preparing or issuing an audit report or related work. Our audit committee is also responsible for the retention, compensation, evaluation, termination and oversight of our independent auditors. The purpose and responsibilities of our audit committee are set forth in the Audit Committee Charter approved by our board of directors and most recently amended on February 16, 2005. Our audit committee held six meetings in fiscal year 2005.
     Our board of directors has determined that all members of our audit committee are “independent,” as defined in Section 10A of the Securities Exchange Act of 1934 and pursuant to the rules of the New York Stock Exchange, and that Mr. Jackson qualifies as an “audit committee financial expert,” as defined by applicable regulations of the SEC. Our board of directors has also determined that Mr. Jackson’s service on the audit committees of four other publicly traded companies does not impair his ability to effectively serve on our audit committee.
Compensation Committee.
     Our compensation committee consists of Messrs. Halpin (Chair), DeVries and Landau. The functions of the compensation committee include reviewing and approving the goals and objectives relevant to compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and determining and approving the Chief Executive Officer’s compensation level based on this evaluation. Our compensation committee also approves and makes recommendations to our board with respect to compensation of other executive officers, incentive-compensation plans and equity-based plans. The purpose and responsibilities of our compensation committee are set forth in the Compensation Committee Charter approved by our board of directors and most recently amended on February 16, 2005. Our compensation committee held four meetings and took action by written consent four times in fiscal year 2005.
Governance and Nominating Committee.
     Our governance and nominating committee consists of Messrs. Sefton (Chair), Jackson and Landau. The functions of the governance and nominating committee include identifying individuals qualified to become members of our board and overseeing our corporate governance principles. The purpose and responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter approved by our board of directors and most recently amended on February 16, 2005. Our governance and nominating committee held three meetings in fiscal year 2005.
Finance Committee.
     Our finance committee consists of Messrs. DeVries (Chair), Akradi and Sefton. The functions of the finance committee include reviewing our financial performance, long-range plans, annual budgets, capital plans, capital structure and financing decisions and selection of locations for new centers. The purpose and responsibilities of our finance committee are set forth in the Finance Committee Charter approved by our board of directors on March 17, 2004 and most recently amended on February 23, 2006. Our finance committee held fourteen meetings in fiscal year 2005.
Corporate Governance Guidelines
     In April 2004, our board of directors adopted Corporate Governance Guidelines. These guidelines are available on the Corporate Governance section of the Investor Relations page on our website at www.lifetimefitness.com.
Code of Business Conduct and Ethics
     We have adopted the Life Time Fitness, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our chief executive officer, chief financial officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at www.lifetimefitness.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.
Corporate Governance Documents Available on Our Website
     Copies of our key corporate governance documents are available on the Investor Relations page of our website at www.lifetimefitness.com. The charters for our audit committee, compensation committee, governance and nominating committee and finance committee, as well as copies of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Life Time Fitness, Inc., 6442 City West Parkway, Eden Prairie, MN 55344.
Director Qualifications
     Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. The governance and nominating committee will consider, at a minimum, the following factors in recommending to our board of directors potential new members, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:
•	demonstrated character and integrity; an inquiring mind; experience at a strategy/policy setting level; sufficient time to devote to our affairs; high-level managerial experience; and financial literacy;

•	whether the member/potential member is subject to a disqualifying factor, such as, relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence and ability to serve on our committees;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor; and

•	whether the member/potential member has a general appreciation regarding major issues facing publicly traded companies of a size and scope similar to us.
Director Nomination Process
     Our governance and nominating committee selects nominees for directors pursuant to the following process:
•	the identification of director candidates by our governance and nominating committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm;

•	a review of the candidates’ qualifications by our governance and nominating committee to determine which candidates best meet our board of directors’ required and desired criteria;

•	interviews of interested candidates among those who best meet these criteria by the chair of the governance and nominating committee, the chair of our board of directors, and certain other directors;

•	a report to our board of directors by our governance and nominating committee on the selection process; and

•	formal nomination by our governance and nominating committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our board of directors to fill a vacancy during the intervals between shareholder meetings.

     Our governance and nominating committee will reassess the qualifications of a director, including the director’s past contributions to our board of directors and the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for reelection to another term.
     In 2006, our governance and nominating committee elected Mr. Bateman to serve on our board of directors after the above-described process was completed. A non-management director recommended Mr. Bateman to us.
     Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our governance and nominating committee, c/o General Counsel, 6442 City West Parkway, Eden Prairie, Minnesota 55344. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.
Compensation of Directors
     Non-employee directors who join our board of directors on or after March 1, 2004 are compensated with a grant of restricted stock, an annual retainer, and meeting and chairperson fees. Under this program, non-employee directors will receive an initial grant of restricted stock valued at $100,000 in connection with such director becoming a member of our board of directors. The restrictions on the restricted stock lapse ratably on each annual anniversary of the date of grant over a three-year period. Each year, each of these non-employee directors will receive an annual stipend of $30,000 which can be paid in cash or restricted stock at the election of the director. If the director elects to receive the annual stipend in cash, 50% of the stipend is paid on the date of the annual shareholder meeting and 50% is paid on the six-month anniversary of the annual shareholder meeting. If the director elects to receive the annual stipend in restricted stock, the grant is made on the date of the annual shareholder meeting based on the fair market value of our common stock on the date of grant and the restrictions on the shares lapse on the first anniversary of the date of grant. Non-employee directors also receive annual committee chairperson fees, which are $10,000 for the chairperson of our audit committee, and $5,000 each for the chairperson of our compensation committee and our governance and nominating committee, board meeting fees of $1,000 per meeting attended, and committee meeting fees of $500 per meeting attended, all of which are paid in cash, and reimbursement for the cost of a membership to our health and fitness centers. Committee chairpersons receive 50% of the annual committee chairperson fees on the date of the annual shareholder meeting and 50% on the six-month anniversary of the date of the meeting. In addition, starting on the first annual shareholder meeting that occurs after the director’s first anniversary of being elected, the director receives an annual restricted stock grant valued at $25,000, the restrictions on which lapse ratably on each annual anniversary of the date of grant over a three-year period. Meeting fees are paid at the end of each fiscal quarter for all meetings attended during the quarter. Currently, Messrs. Jackson, Halpin and Bateman are the only non-employee directors who receive this compensation.
     In fiscal 2005, Mr. Jackson elected to receive the remainder of his stipend for the annual period ending May 4, 2005 in restricted stock, which resulted in the issuance of 213 shares of restricted stock to him in March 2005. Mr. Jackson elected to receive his stipends for the annual period ending May 3, 2006 in cash. Mr. Jackson also received his annual restricted grant having a fair market value of $25,000, which resulted in the issuance of 951 shares of restricted stock to him in May 2005.
     On February 16, 2005, Mr. Halpin received an initial grant of 4,079 shares of restricted stock having a fair market value of $100,000. Mr. Halpin elected to receive his stipends for the annual periods ending May 4, 2005 and May 3, 2006 in cash.
     On March 10, 2006, Mr. Bateman received grants totaling 2,447 shares of restricted stock. These shares represent his initial grant of restricted stock valued at $100,000 as well as his stipend for the annual period ending May 3, 2006.
     Non-employee directors who joined our board of directors before March 1, 2004 are reimbursed for expenses actually incurred in attending meetings of our board of directors and committees of our board of directors.

Compensation Committee Interlocks and Insider Participation
     During 2005, Messrs. DeVries, Halpin, Landau and Sefton served as the members of our compensation committee for either the full year or part of the year. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.
Attendance at Annual Meeting
     Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. Three members of our board of directors attended our 2005 annual meeting of shareholders.
Communication with our Board of Directors
     You may contact our board of directors by mail addressed to the attention of our board of directors or a specific director identified by name or title c/o General Counsel, Life Time Fitness, Inc., 6442 City West Parkway, Eden Prairie, MN 55344. Our General Counsel will review all communications and then forward them to our board of directors or the specified board member on a periodic basis.
     Our board of directors recommends that the shareholders vote for the election of each of the seven nominees listed above to constitute our board of directors.
PROPOSAL NO. 2 —
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of Deloitte & Touche LLP (“Deloitte & Touche”) has been our independent registered public accounting firm since 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2006.
     A representative of Deloitte & Touche will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.
Fees
     The following table presents the aggregate fees billed for professional services by Deloitte & Touche in fiscal year 2005 and 2004:

	Fiscal Year	Fiscal Year
Description of Fees	2005 Amount	2004 Amount
Audit Fees	$565,445	$675,710
Audit-Related Fees	31,072	9,292

Total Audit and Audit-Related Fees	596,517	685,002
Tax Fees	245,150	245,460
All Other Fees	1,500	1,500

Total	$843,167	$931,962

Audit Fees
     The audit fees set forth above consist of fees billed by Deloitte & Touche for audit services in connection with their review of our interim consolidated financial statements for the first three quarters of each fiscal year in addition to fees for audit services that are normally provided by an accountant in connection with statutory and regulatory filings or engagements, such as comfort letters and consents related to Securities and Exchange Commission registration statements, for the fiscal year. The audit fees also include fees for the audit of our annual consolidated financial statements and, in 2005, the audit of management’s assessment of our internal control over financial reporting.
Audit-Related Fees
     The audit-related fees set forth above consist of fees billed by Deloitte & Touche for the audits of our employee benefit plan. In 2005, audit-related fees also include fees related to accounting consultations and certain agreed-upon procedures.
Tax Fees
     The tax fees set forth above consist of fees billed by Deloitte & Touche for the preparation of original and amended tax returns, tax payment planning and analyses and assistance with tax audits. Of the fees set forth above, Deloitte & Touche billed $61,750 and $79,605 for tax preparation and compliance services, $150,000 and $50,000 for services provided in connection with our corporate entity realignment, and $33,400 and $115,855 for other tax-related items during 2005 and 2004, respectively.
All Other Fees
     All other fees set forth above consist of fees billed by Deloitte & Touche for a subscription to an accounting research tool.
Approval of Independent Registered Public Accounting Firm Services and Fees
     The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Tax Fees and All Other Fees were pre-approved by our audit committee with respect to engagements occurring on or after the date of our initial public offering. Our engagement letter for fiscal year 2005 contains a provision that waives all rights to trial by jury relating to any action, proceeding or counterclaim relating to the engagement.
     Our board of directors recommends that the shareholders vote for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.
PROPOSAL NO. 3 —
APPROVAL OF THE LIFE TIME FITNESS, INC.
EMPLOYEE STOCK PURCHASE PLAN
Introduction
     On February 15, 2006, the Compensation Committee of our board of directors approved, subject to shareholder approval, the Life Time Fitness, Inc. Employee Stock Purchase Plan (the “Purchase Plan”). On February 15, 2006, our board of directors also approved the Purchase Plan and directed that the Purchase Plan be submitted for approval by our shareholders at our 2006 annual meeting of shareholders. The full text of the Purchase Plan is set forth in Appendix A to this Proxy Statement and the following summary description is qualified in its entirety by reference to the full text of the Purchase Plan.
Purpose
     The purpose of the Purchase Plan is to provide the employees of our company and our subsidiaries with an opportunity to acquire an equity interest in our company through the purchase of our common stock and, thus, to develop a stronger incentive to work for our continued success. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code, and is interpreted and administered in a manner consistent with such intent.

Administration
     The Purchase Plan is administered by the Compensation Committee of our board of directors (the “Committee”). The Committee is authorized to make any uniform rules that may be necessary to carry out the provisions of the Purchase Plan. Subject to the terms of the Purchase Plan, the Committee shall determine the term of each purchase period and the manner for determining the purchase price of shares to be sold during the purchase period. The Committee is also authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and all such determinations are conclusive and binding on all parties.
Eligibility and Number of Shares
     If the Purchase Plan is approved by our shareholders, there will be a total of 1,500,000 shares of our common stock available for purchase under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions.
     Any of our employees and any parent or subsidiary corporation of our company approved for participation by our board of directors is eligible to participate in the Purchase Plan. The Committee may exclude from any Purchase Period (as defined below) any employee who has been employed for less than six months, any employee whose customary employment is less than 20 hours per week, any employee who is under twenty-one years of age and any “highly compensated employee.” The Committee expects to exclude highly compensated employees, including our executive officers, from participate in the Purchase Plan. “Purchase Period” means a semi-annual period commencing January 1 and ending June 30, or commencing July 1 and ending December 31, or such other period of time as may be designated by the Committee.
     Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form with us before the first day of the Purchase Period. The election form will be effective as of the first day of the next succeeding Purchase Period following receipt by us of the enrollment form and will continue to be effective until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.
     No employee may participate in the Purchase Plan if the employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.
     As of March 1, 2006, we had approximately 1,900 employees who would be eligible to participate in the Purchase Plan.
Participation
     An eligible employee who elects to participate in the Purchase Plan authorizes us to make payroll deductions of a specified amount of the employee’s compensation. The minimum and maximum amount that may be withheld for any week during a pay period is 1% and 10%, respectively, of the employee’s gross cash compensation. A participant may increase or decrease the amount of his or her payroll deductions, or discontinue deductions entirely. A participant may also elect to withdraw from the Purchase Plan during any Purchase Period, in which event the entire balance of his or her payroll deductions during the Purchase Period will be paid to the participant in cash within 15 days after our receipt of notice of the withdrawal. A participant who stops payroll deductions during a Purchase Period may not thereafter resume payroll deductions during the same Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.
     We hold amounts withheld under the Purchase Plan as part of our general assets until the end of the Purchase Period and then applied to the purchase of common stock. No interest is credited to a participant for amounts withheld.
Purchase of Stock
     Amounts deducted for a participant in the Purchase Plan are used to purchase our common stock as of the last day of the Purchase Period at a price established from time to time by the Committee, which shall be no less than the lesser of: (a) 85% of the Fair Market Value (as defined in the Purchase Plan) of a share of common stock on the first day of the Purchase Period; or (b) 85% of the Fair Market Value of a share of common stock on the last day of the Purchase Period. For the six-month Purchase Periods ending December 31, 2006 and June 30, 2007, the Committee currently expects to set the purchase price at 90% of the Fair Market Value of a share of common stock on the last day of the relevant Purchase Period. All amounts so deducted are used to purchase the number of shares of common stock (excluding fractional shares) that can be purchased with such amount, unless the participant has properly notified us that he or she elects to withdraw in cash all of such withheld amounts or to purchase a lesser number of shares. Any amount a participant has elected to receive in cash or that represents a fractional share will be refunded to the participant, without interest, in cash within 15 days after the end of the Purchase Period.
     If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of the available shares of common stock. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.
     Certificates for the number of shares of common stock purchased by a participant are issued and delivered to him or her only upon request.
     No more than $25,000 in Fair Market Value of shares of common stock may be purchased by any participant under the Purchase Plan and all other employee stock purchase plans we sponsor in any calendar year. The Committee currently anticipates that it will permit participants to purchase no more than $2,000 in Fair Market Value of shares during the six-month Purchase Period ending December 31, 2006.
Death, Disability, Retirement or Other Termination of Employment
     If the employment of a participant is terminated for any reason, including death, disability or retirement, the amounts previously withheld will be refunded in cash to the participant within 15 days.
Rights Not Transferable
     The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.
Amendment or Modification
     Our board of directors may at any time amend the Purchase Plan in any respect that will not adversely affect the rights of participants pursuant to shares of common stock previously acquired under the Purchase Plan, provided that approval by our shareholders is required to: (a) increase the number of shares of common stock to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions), (b) decrease the minimum purchase price, (c) withdraw the administration of the Purchase Plan from the Committee, (d) except as otherwise provided in the Purchase Plan, to change the designation of corporations whose employees will be eligible to participate in the Purchase Plan, or (e) to make any other amendment if shareholder approval of the amendment is required in order to comply with the rules of the New York Stock Exchange or other listing standards.
Termination
     All rights of participants under the Purchase Plan will terminate at the earlier of: (a) the day that participants become entitled to purchase a number of shares of common stock equal to or greater than the number of shares of common stock remaining available for purchase; or (b) at any time, at the discretion of our board of directors, upon at least 30 days notice to the participants. Upon termination or suspension of the Purchase Plan, we will pay to each participant cash in an amount equal to the balance previously withheld from the participant and not used to purchase common stock.
Federal Tax Considerations
     Payroll deductions under the Purchase Plan are made after taxes. Participants do not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares of common stock acquired under the Purchase Plan or the death of the participant. Participants who hold their shares of common stock for more than eighteen months or die while holding their shares of common stock will recognize ordinary income in the year of disposition or death equal to the lesser of: (a) the excess of the fair market value of the shares of common stock on the date of disposition or death over the purchase price paid by the participant; or (b) 10% of the fair market value of the shares of common stock on the first day of the Purchase Period as of which the shares were purchased. If the eighteen month holding period has been satisfied when the participant sells the shares of common stock or if the participant dies while holding the shares of common stock, we will not be entitled to any deduction in connection with the disposition of such shares by the participant.
     Participants who dispose of their shares of common stock within eighteen months after the shares of common stock were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares of common stock on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, we generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.
     Participants will have a basis in their shares of common stock equal to the purchase price of their shares of common stock plus any amount that must be treated as ordinary income at the time of disposition of the shares of common stock, as explained above. Any additional gain or loss realized on the disposition of shares of common stock acquired under the Purchase Plan will be capital gain or loss.
     Our board of directors recommends that the shareholders vote for the approval of the Life Time Fitness, Inc. Employee Stock Purchase Plan.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table shows, for our Chief Executive Officer and each of the four other most highly compensated executive officers of our company, who are referred to as the named executive officers, information concerning annual and long-term compensation earned for services in all capacities during the fiscal years ended December 31, 2005, 2004 and 2003.

					Long-Term
					Compensation
		Annual Compensation			Awards
				Other	Restricted		All Other
				Annual	Stock	Securities	Compen-
	Fiscal			Compen-	Award	Underlying	sation
Name and Principal Position	Year	Salary ($)	Bonus ($)	sation ($)(1)	($)(2)	Options (#)	($)(3)
Bahram Akradi Chairman of the Board of	2005	870,000	467,327	71,652	2,485,500	150,000	7,402
Directors, President and	2004	770,000	335,913	43,309	—	300,000	9,506
Chief Executive Officer	2003	660,000	478,369	39,376	—	—	9,006

Stephen F. Rowland, Jr.	2005	300,000	151,343	39,413	—	20,000	5,772
President, FCA Construction	2004	294,000	165,658	38,471	—	72,000	8,251
Holdings, LLC	2003	240,000	214,348	40,659	—	—	7,975

Michael J. Gerend Executive Vice President and	2005	300,000	151,343	28,244	—	20,000	7,389
Chief Operating	2004	281,750	124,954	19,745	—	54,000	8,729
Officer (4)	2003	220,000	154,836	14,204	—	200,000	—

Michael R. Robinson Executive Vice President	2005	264,000	162,983	19,728	—	20,000	7,759
and Chief Financial	2004	260,000	108,180	12,860	—	67,500	8,464
Officer	2003	240,000	100,761	14,078	—	50,000	7,896

Mark L. Zaebst	2005	180,000	94,535	15,087	—	12,500	7,184
Executive Vice President	2004	180,000	45,977	10,800	—	54,000	10,709
	2003	180,000	65,347	13,995	—	5,000	8,909

(1)	The 2005 amount for Mr. Akradi includes $25,852 for personal use of company aircraft, $17,837 for home connectivity, $14,443 for personal use of a company car and other car expenses, a $12,000 car allowance and $1,520 of executive medical benefits. The 2005 amount for Mr. Rowland includes amounts paid to a general contractor owned primarily by Mr. Rowland for a $21,883 car allowance, $14,530 of health insurance benefits and $3,000 for car insurance. The 2005 amount for Mr. Gerend includes $10,614 for private club membership dues, a $9,600 car allowance, $4,835 for home connectivity and $3,195 of executive medical benefits. The 2005 amount for Mr. Robinson includes $13,630 for personal use of a company car and other car expenses, $3,045 of executive medical benefits, a $2,250 car allowance and $803 for home connectivity. The 2005 amount for Mr. Zaebst includes $12,042 for personal use of a company car and other car expenses and $3,045 of executive medical benefits.

(2)	The value of this 75,000 share restricted stock award was determined by multiplying the last reported sale price for a share of our common stock on the date of grant by the number of shares awarded. Using $38.09, the last reported sale price for a share of our common stock on December 31, 2005, the value of this 75,000 share restricted stock award is $2,856,750. The restrictions on the shares lapse as to one-third of the shares subject to the grant on each of May 1, 2006, May 1, 2007 and January 1, 2008. If we pay dividends on our common stock, the dividends will also be paid on the shares of restricted stock. These are the only shares of restricted stock issued to any of our named executive officers.

(3)	The 2005 amounts include our matching contribution to our 401(k) plan in the amount of $7,000 for the accounts of Messrs. Akradi, Gerend, Robinson and Zaebst. These amounts also include our payment of premiums for short-term disability insurance in the amount of $402 for Mr. Akradi, $389 for Mr. Gerend, $759 for Mr. Robinson and $184 for Mr. Zaebst. The 2005 amount for Mr. Rowland includes amounts paid to a general contractor owned primarily by Mr. Rowland for Mr. Rowland’s life insurance premiums in the amount of $5,772.

(4)	Mr. Gerend joined us in March 2003.
Option Grants in Last Fiscal Year
     The following table sets forth certain information concerning option grants to the named executive officers during the fiscal year ended December 31, 2005.

Individual Grants
	Number of				Grant
	Securities	Percent of Total			Date
	Underlying	Options Granted	Exercise or		Present
	Options	to Employees in	Base Price	Expiration	Value
Name	Granted (#) (1)	Fiscal Year (2)	($/share)	Date	($) (3)
Bahram Akradi	150,000	19.8%	25.47	3/1/15	1,839,000
Stephen F. Rowland, Jr.	20,000	2.6%	25.47	3/1/15	245,200
Michael J. Gerend	20,000	2.6%	25.47	3/1/15	245,200
Michael R. Robinson	20,000	2.6%	25.47	3/1/15	245,200
Mark L. Zaebst	12,500	1.6%	25.47	3/1/15	153,250

(1)	The options were granted under our 2004 Plan and vest ratably over a four-year period.

(2)	Based on options to purchase a total of 758,900 shares of our common stock granted to employees during 2005.

(3)	The grant date present value is based upon a Black-Scholes valuation of $12.26 per option, utilizing the following assumptions: volatility—44.2%; expected life—6.0 years; dividend yield—0.0%; and risk-free interest rate—4.0%. The model that derives this valuation is consistent with the model used for employee stock option disclosures in our consolidated financial statements. The actual value of these option grants is dependent on the future price of our common stock.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
     The following table sets forth certain information concerning stock option exercises by the named executive officers during the fiscal year ended December 31, 2005 and unexercised options held by the named executive officers as of December 31, 2005.

			Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised In-The-
	Acquired	Value	Options at		Money Options at
	on	Realized	Fiscal Year-End (#)		Fiscal Year-End ($)(1)
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Bahram Akradi	1,057,174	37,417,813	180,000	300,000	3,526,200	5,146,500
Stephen F. Rowland, Jr.	120,000	4,370,700	70,800	31,200	1,471,572	499,608
Michael J. Gerend	60,000	1,805,400	52,400	161,600	1,236,516	4,286,344
Michael R. Robinson	22,500	677,025	90,000	112,500	2,192,850	2,662,225
Mark L. Zaebst	40,000	1,473,600	66,400	40,100	1,759,186	761,434

(1)	Value based on a share price of $38.09, which was the last reported sale price for a share of our common stock on the New York Stock Exchange on December 30, 2005. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.
Employment Agreements
     In June 2004, our compensation committee approved a form of employment agreement for certain of our executive officers and other members of management. Effective July 7, 2004, employment agreements were executed by each of Messrs. Gerend, Robinson, Zaebst and Mr. Eric J. Buss, then our Senior Vice President of Corporate Development, General Counsel and Secretary and currently our Executive Vice President, General Counsel and Secretary, along with certain other members of senior management. Mr. Rowland entered into an employment agreement with our company on August 3, 2004. The employment agreements include a non-competition covenant that covers the term of employment plus a period of twenty-four months after the termination of employment. The employment agreements also provide that if the executive’s employment is terminated without cause or the executive terminates his employment for good reason, as defined in the agreement, the executive is entitled to receive his monthly pay for a period of eighteen months following the date of employment termination. If, following a change of control as defined in the employment agreements, the executive’s position at the company is eliminated or the executive’s responsibilities are diminished within the following year, the executive will be entitled to receive a certain level of payments, depending upon the employment level of the executive, over such time period. In addition, upon the occurrence of a change in control as defined in certain executive option agreements, all unvested options as of the date of a change in control shall vest immediately. The terms of the employment agreements are consistent across each of Messrs. Rowland, Gerend, Robinson, Zaebst and Buss, with the following exception: in the event that employment is terminated in connection with a change of control, Messrs. Gerend, Robinson and Rowland are entitled to continue to receive their monthly pay for a period of twenty-one months while Messrs. Zaebst and Buss are entitled to receive their monthly pay for a period of twelve months.
     All of our executive officers also participate in a performance bonus program pursuant to which additional bonus payments are made based upon achievement of company-level financial performance measures. In addition, our executive officers are entitled to the benefits that we generally provide to our other employees under applicable benefit plans and policies.
401(k) Plan
     In March 1997, we implemented a 401(k) plan covering qualified full-time employees. Under our 401(k) plan, participants may defer compensation, subject to the limits established by the Internal Revenue Service, and we may make a discretionary matching contribution at the option of our board of directors. We made a matching contribution for each of the years 2005, 2004 and 2003, and we may make matching contributions in the future. The trustee under the 401(k) plan holds and invests the 401(k) plan contributions at the participant’s written direction. Participants in our 401(k) plan are immediately vested in their contributions; however, the vesting of our matching contribution is based upon the participant’s years of continuous service. The 401(k) plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, and, as a result, the related trust is not subject to tax under current tax law. Although we have not expressed any intent to do so, we do have the right to discontinue our matching contributions to the 401(k) plan at any time and to terminate or amend the 401(k) plan, subject to the provisions of the Employee Retirement Income Security Act of 1974.
Stock Option Plans and Other Employee Incentive Plans
     During 1996, we adopted the FCA, Ltd. 1996 Stock Option Plan, referred to as the 1996 Plan, which reserved up to 2,000,000 shares of our common stock for issuance thereunder. Under the 1996 Plan, our board of directors may grant options to purchase shares of our common stock to eligible employees, directors and contractors. Incentive stock options are granted at a price determined by our board of directors but not less than 100% of the fair market value at the time of the grant, and nonqualified stock options are granted at prices determined by our board of directors. Incentive stock options expire no later than 10 years from the date of grant, and nonqualified stock options expire no later than 15 years from the date of grant. As of December 31, 2005, we had granted options to purchase a total of 1,700,000 shares of our common stock at exercises prices of $1.25 to $3.00 per share under the 1996 Plan, of which options to purchase 146,500 shares were outstanding.
     During 1998, we adopted the LIFE TIME FITNESS, Inc. 1998 Stock Option Plan, referred to as the 1998 Plan, which reserved up to 1,600,000 shares of our common stock for issuance thereunder. In December 2003, our board of directors and shareholders approved an amendment to the 1998 Plan providing that an additional 1,500,000 shares of our common stock could be issued under this Plan. Under the 1998 Plan, the compensation committee of our board of directors may grant options to purchase shares of our common stock to eligible employees, directors and contractors. Incentive stock options are granted at a price determined by our compensation committee but not less than 100% of the fair market value at the time of the grant, and nonqualified stock options are granted at prices determined by the compensation committee. Incentive stock options expire no later than 10 years from the date of grant, and nonqualified stock options expire no later than 15 years from the date of grant. As of December 31, 2005, we had granted options to purchase a total of 1,957,500 shares of our common stock at exercise prices of $4.00 to $12.00 per share under the 1998 Plan, of which options to purchase 858,550 shares were outstanding.
     On April 30, 2004, our board of directors adopted, subject to shareholder approval, the Life Time Fitness, Inc. 2004 Long-Term Incentive Plan, referred to as the 2004 Plan, which reserved up to 3,500,000 shares of our common stock for issuance thereunder. Our shareholders approved the 2004 Plan on May 10, 2004. Under the 2004 Plan, the compensation committee of our board of directors administers the 2004 Plan and has the power to select the persons to receive awards and determine the type, size and terms of awards and establish objectives and conditions for earning awards. The types of awards that may be granted under the 2004 Plan include incentive and non-qualified options to purchase shares of our common stock, stock appreciation rights, restricted shares, restricted share units, performance awards and other types of stock-based awards. Eligible participants under the 2004 Plan include our officers, employees, non-employee directors and consultants. Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by our compensation committee. In connection with approval of the 2004 Plan, our board of directors approved a resolution to cease making additional grants under the 1996 Plan and 1998 Plan. As of December 31, 2005, we had granted a total of 1,855,234 options to purchase common stock at exercise prices of $18.50 to $38.20 per share, of which options to purchase 1,752,616 shares were outstanding, and a total of 87,271 restricted shares under the 2004 Plan, of which 83,634 restricted shares were unvested.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     We believe that the transactions set forth below were on terms no less favorable than we could have obtained from unaffiliated parties. We intend that all future transactions between us and our officers, directors, principal shareholders and their affiliates will be approved by a majority of our independent and disinterested directors, and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

     We lease various fitness and office equipment from third party equipment vendors for use at the center in Bloomingdale, Illinois. We then sublease this equipment to Bloomingdale LIFE TIME Fitness, L.L.C., of which our company has a one-third interest. We charged Bloomingdale LIFE TIME Fitness, L.L.C. $516,000 in 2005. We anticipate that we will charge Bloomingdale LIFE TIME Fitness, L.L.C. a similar amount in the future.
     In May 2001, we completed a transaction to sell and simultaneously lease back one of our Minnesota centers. We did not recognize any material gain or loss on the sale of the center. The purchaser and landlord in such transaction is an entity composed of four individuals, one of whom is Mr. Rowland. We paid $880,000 in 2005 in rent pursuant to the lease of the center. This lease expires in May 2026. This transaction was reviewed and approved by our board of directors.
     In October 2003, we leased a center located within a shopping center that is owned by a general partnership in which Mr. Akradi has a 50% interest. In December 2003, our company and the general partnership executed an addendum to this lease whereby we leased an additional 5,000 square feet of office space on a month-to-month basis within the shopping center. We paid rent pursuant to this lease of $540,000 in 2005. The terms of the lease were negotiated by one of our independent directors on behalf of our company and were reviewed and approved by a majority of our independent and disinterested directors. To assist our board of directors in evaluating this transaction, a third-party expert was retained to review the terms of the lease. The third-party expert determined that the terms of the lease were at market rates.
     We pay a general contractor that is primarily owned by Mr. Rowland for Mr. Rowland’s car allowance, car insurance premiums, executive medical benefits and life insurance premiums. This resulted in payments of $45,185 to the general contractor for such expenses incurred by Mr. Rowland during 2005.

SECURITIES OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     The following table sets forth information with respect to the beneficial ownership of our common stock as of March 8, 2006 by:
•	each person who is known by us to own beneficially more than 5% of our voting securities;

•	each current director;

•	each director nominee;

•	each of the named executive officers; and

•	all directors and executive officers as a group.
     Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of March 8, 2006, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
     Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 36,013,167 shares of our common stock outstanding on March 8, 2006. The address for each executive officer and director is 6442 City West Parkway, Eden Prairie, MN 55344.

		Percent of
	Amount of Shares	Common
Name, Address and Nature of Beneficial Ownership of Beneficial Owner	Beneficially Owned	Stock
Principal Shareholders (1):
Norwest Equity Partners (2)	2,000,000	5.6%
Non-Employee Directors:
Giles H. Bateman	—	*
Timothy C. DeVries (3)	541,283	1.5%
James F. Halpin (4)	44,079	*
Guy C. Jackson	8,992	*
David A. Landau	—	*
Stephen R. Sefton (5)	386,246	1.1%
Named Executive Officers:
Bahram Akradi (6)	4,258,500	11.8%
Stephen F. Rowland, Jr. (7)	501,727	1.4%
Michael R. Robinson (8)	128,500	*
Mark L. Zaebst (9)	84,525	*
Michael J. Gerend (10)	77,400	*
All directors and executive officers as a group (12 persons) (11)	6,071,848	16.7%

*	Less than 1%

(1)	Mr. Akradi is listed below and also owns beneficially more than 5% of our voting securities.

(2)	Based on the information contained in a Schedule 13G filed with the SEC on February 15, 2006 reflecting the shareholder’s beneficial ownership as of December 31, 2005. Includes 1,459,642 shares of common stock owned by Norwest Equity Partners V, L.P., 210,566 shares of common stock owned by Norwest Equity Partners VI, L.P. and 329,792 shares of common stock owned by Norwest Equity Partners VII, L.P. The address for Norwest Equity Partners is 3600 IDS Center, 80 South Seventh Street, Minneapolis, MN 55402.

(3)	Includes 210,566 shares of common stock owned by Norwest Equity Partners VI, L.P. and 329,792 shares of common stock owned by Norwest Equity Partners VII, L.P. Mr. DeVries is a managing general partner of Itasca LBO Partners VI, LLP, the general partner of Norwest Equity Partners VI, L.P., as well as a managing general partner of Itasca LBO Partners VII, LLP, the general partner of Norwest Equity Partners VII, L.P. Mr. DeVries disclaims beneficial ownership of such shares except to the extent of his indirect pecuniary interest therein.

(4)	Includes 40,000 shares of common stock owned by Mr. Halpin’s spouse. Mr. Halpin disclaims beneficial ownership of the shares owned by his spouse.

(5)	Includes 232,285 shares of common stock owned by Minnesota Private Equity Fund, L.P. Mr. Sefton is the general partner of Minnesota Private Equity Fund, L.P.

(6)	Includes 37,500 shares of common stock underlying options that are exercisable within 60 days of March 8, 2006.

(7)	Includes 48,200 shares of common stock underlying options that are exercisable within 60 days of March 8, 2006.

(8)	Includes 116,000 shares of common stock underlying options that are exercisable within 60 days of March 8, 2006.

(9)	Includes 73,525 shares of common stock underlying options that are exercisable within 60 days of March 8, 2006.

(10)	Includes 77,400 shares of common stock underlying options that are exercisable within 60 days of March 8, 2006.

(11)	Includes 355,750 shares of common stock underlying options issued to six executive officers that are exercisable within 60 days of March 8, 2006.
EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2005 for compensation plans under which securities may be issued:

			Weighted-average	Number of securities
	Number of securities to be issued		exercise price of	remaining available for
	upon exercise of outstanding		outstanding options,	future issuance under
Plan Category	options, warrants and rights		warrants and rights	equity compensation plans
Equity Compensation Plans Approved by Securityholders	2,757,666	(1)	$17.01	1,627,100	(2)
Equity Compensation Plans Not Approved by Securityholders	—		—	—

Total	2,757,666		$17.01	1,627,100

(1)	This amount includes 146,500 shares issuable upon the exercise of outstanding stock options granted under the 1996 Plan, 858,550 shares issuable upon the exercise of outstanding stock options granted under the 1998 Plan and 1,752,616 shares issuable upon the exercise of outstanding stock options granted under the 2004 Plan.

(2)	This amount includes 1,627,100 shares available for issuance pursuant to equity awards that could be granted in the future under the 2004 Plan.
PERFORMANCE GRAPH
     The following graph compares the quarterly change in the cumulative total shareholder return on our common stock from June 30, 2004, which is the day our common stock began to trade publicly, through December 30, 2005 with the cumulative total return on the NYSE Composite Index and Russell 2000 Index. The comparison assumes $100 was invested on June 30, 2004 in Life Time Fitness common stock and in each of the foregoing indices and assumes that dividends were reinvested when and as paid. We have not declared dividends on our common stock. You should not consider shareholder return over the indicated period to be indicative of future shareholder returns.

	June 30,	September	December	March 31,	June 30,	September	December
	2004	30, 2004	31, 2004	2005	2005	30, 2005	30, 2005
Life Time Fitness (1)	$100.00	$138.70	$139.89	$145.84	$177.35	$179.14	$205.89
NYSE Composite Index	100.00	99.94	110.28	109.02	109.78	116.10	117.94
Russell 2000 Index	100.00	97.47	110.84	104.63	108.82	113.60	114.53

(1)	For purposes of this presentation, we have assumed that our initial public offering price of $18.50 would have been the closing sales price on June 29, 2004, the day prior to commencement of trading.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the 1934 Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2005, except for a Form 4 for Norwest Equity Partners to report its disposition of 1,459,881 shares that occurred on March 8, 2005, that was reported on March 21, 2005.
AUDIT COMMITTEE REPORT
     The role of our audit committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.
     We have (a) reviewed and discussed our company’s audited consolidated financial statements for the fiscal year ended December 31, 2005 with management; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU § 380); and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with our company’s independent registered public accounting firm their independence.
     Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee:

Guy C. Jackson, Chair
James F. Halpin
Stephen R. Sefton

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Overview
     Our compensation committee, which is composed of three independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation of our company’s executive officers and oversight of our company’s compensation plans. Total executive compensation is reviewed with outside compensation consultants and determined on an annual basis. We report on our actions and recommendations to the full board of directors at board of directors meetings. The purpose of this report is to summarize the philosophical principles, specific program elements and other factors we considered in making decisions about executive compensation during fiscal year 2005.
Compensation Philosophy
     We believe that the quality, ability and commitment of our executive officers are significant factors contributing to the proper leadership of our company and driving shareholder value for our company. Our executive compensation goals are to attract, retain and motivate qualified talent; reward past and incent future performance; and to align our executives’ long-term interests with those of our shareholders.
     We utilize a variety of compensation elements to achieve these goals, including base salary, annual bonuses, long-term incentive awards and perquisites. We determine the amount of compensation under each component of executive compensation granted to the executive officers to achieve the appropriate balance between performance-based compensation and other forms of compensation and to reflect the level of responsibility of the executive officer. Among other factors, we also consider the following when determining compensation elements:
•	the executive’s current total compensation;

•	the executive’s performance compared to their goals and objectives;

•	the qualifications of the executive and their potential for development and performance in the future;

•	whether the total compensation is within a reasonable range of executive pay levels at other publicly and privately held companies that are similar to ours in growth-rate, market capitalization and financial performance;

•	the financial performance of those companies relative to ours;

•	the strategic goals and responsibilities for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own compensation).
Base Salary
     We set base salaries at a level designed to attract and retain a high performing leadership team. Base salaries for our executives are established based on the scope of their responsibilities, taking into account a reasonable range of base salaries paid by similar companies for similar levels. Base salaries are reviewed annually and adjusted from time to time depending on the factors outlined under “Compensation Philosophy.”
Annual Bonus
     In addition to base salary compensation, all executive officers, as well as certain other senior and management-level employees, participate in our annual bonus program (each a “Participant”). We believe that this program provides an incentive to the Participants to deliver upon the financial performance goals of our company. Under our annual bonus program, we provide for the payment of cash bonuses to each Participant, on a monthly basis throughout the year, based upon our year-to-date performance in relation to predetermined year-to-date financial objectives. Our committee approves the financial objectives that are utilized for purposes of determining the annual bonuses and assigns “Target Bonuses” for each Participant in proportion to the Participant’s total annual target cash compensation, with the Target Bonus approximating 25% to 35% of an executive’s total target cash compensation. Actual bonuses paid to Participants are calculated based upon the relationship of our actual financial performance to budgeted financial performance. Accordingly, if actual financial performance is less than budgeted financial performance, the actual bonus paid to the Participant would be proportionately less than the Participant’s Target Bonus. At the same time, if actual financial performance exceeds budgeted financial performance, the actual bonus paid to the Participant would proportionately exceed the Participant’s Target Bonus. For fiscal year 2005, earnings before provision for income taxes along with capital expenditures were the financial objectives used to determine the actual bonuses paid to each of Messrs. Akradi, Robinson and Buss. For fiscal year 2005, earnings before interest expense, net, provision for income taxes, depreciation and amortization, as well as capital expenditures, were the financial objectives used to determine the actual bonuses paid to each of Messrs. Gerend, Rowland and Zaebst. At all participation levels, the actual bonuses paid are based upon the relationship of actual financial performance to budgeted financial performance, on a monthly basis. Accordingly, the total actual bonus paid to each Participant could exceed the Participant’s Target Bonus if actual financial performance exceeded budgeted financial performance for such Participant.
     During 2005, Mr. Zaebst also received, in addition to his participation in our annual bonus program, a cash payment of $5,000 for each fiscal quarter as a result of the company meeting or exceeding its unit opening projections during such period.
Long-Term Incentive Awards
     We believe that equity-based incentives are an important part of total compensation for our executives as well as for certain other senior and management-level employees. We believe that this type of compensation creates the proper incentive for management and aligns the interests of our management with the interests of our shareholders. Typically, our committee has utilized stock options to achieve this purpose, but is exploring the increased use of restricted stock grants. Our committee regularly evaluates whether and when to grant long-term incentive awards under the 2004 Plan. In general, we grant awards that as of the grant date are proportional to the executive’s base salary plus annual bonus. These proportions are reasonably competitive with that of executives of a similar level at other publicly and privately held companies that are similar to ours in growth-rate, market capitalization and financial performance. Factors also considered include those factors that were set forth above under “Compensation Philosophy.” Additionally, our compensation committee considers the potential dilution from long-term incentive awards in comparison to other publicly traded companies that are similar to ours in growth-rate, market capitalization and financial performance.
Perquisites
     We provide our executive officers with perquisites that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program. These perquisites typically include either the use of a car leased by the company or a monthly car allowance, executive medical benefits and, for our Chief Executive Officer, the use of company aircraft for personal travel on a limited basis.
Chief Executive Officer Compensation
     During fiscal year 2005, Mr. Akradi earned a base salary of $870,000 and an annual bonus of $467,327. We consider this level of pay and annual bonus appropriate because of Mr. Akradi’s role in driving the company’s financial performance, his leadership in developing growth initiatives and his creation of shareholder value.
     During 2005, our committee also approved long-term incentive compensation for Mr. Akradi under the 2004 Plan in the form of stock options to purchase 150,000 shares of our company’s common stock as well as in the form of 75,000 shares of restricted stock in our company. The committee authorized these awards in order to recognize Mr. Akradi’s significant contributions to our company’s growth and success throughout its history, leadership performance, and to incentivize him to continue to increase shareholder value. The committee feels that this mix of awards in 2005 ties Mr. Akradi’s objectives to the company’s short-term and long-term growth.
Compliance with Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered employees include each of our named executive officers. The 2004 Plan provides our committee with the flexibility to issue awards that may, in the committee’s discretion, either qualify as performance-based compensation or not.
     Our committee’s general policy is to structure compensation programs that allow the company to fully deduct compensation under the one million dollar limitations of Section 162(m). However, the committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the company and its shareholders. After consideration, the committee determined that it was appropriate and in the best interests of the company and its shareholders to pay Mr. Akradi’s compensation as set forth in the Summary Compensation Table in fiscal 2005, even if a portion of his compensation exceeded the one million dollar deductibility limit.
     Our committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee:

James F. Halpin, Chair
Timothy C. DeVries
David A. Landau

ADDITIONAL INFORMATION
     Our 2005 Annual Report and our Annual Report on Form 10-K for fiscal year 2005, including financial statements, are being mailed with this proxy statement.
     As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.
     Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2005, may do so without charge by writing to Investor Relations, 6442 City West Parkway, Eden Prairie, Minnesota 55344.

By Order of the Board of Directors,

Eric J. Buss
Secretary
Dated: March 17, 2006

APPENDIX A
LIFE TIME FITNESS, INC.
EMPLOYEE STOCK PURCHASE PLAN
     1. Purpose and Scope of Plan. The purpose of this employee stock purchase plan (the “Plan”) is to provide the employees of Life Time Fitness, Inc. (the “Company”) and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended, and shall be interpreted and administered in a manner consistent with such intent.
     2. Definitions.
2.1. The terms defined in this section are used (and capitalized) elsewhere in this Plan:
(a) “Affiliate” means any corporation that is a “parent corporation” or “subsidiary corporation” of the Company, as defined in Sections 424(e) and 424(f) of the Code or any successor provision, except any such corporation the Board of Directors has determined to exclude from participation in the Plan.
(b) “Agent” means a registered securities broker/dealer selected by the Company to assist the Company in administering the Plan.
(c) “Board of Directors” means the Board of Directors of the Company.
(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(e) “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 13.
(f) “Common Stock” means the common stock, par value $.02 per share (as such par value may be adjusted from time to time), of the Company.
(g) “Company” means Life Time Fitness, Inc., a Minnesota corporation.
(h) “Compensation” means the gross cash compensation (including wage, bonus, overtime, salary, or commission) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment.
(i) “Eligible Employee” means any employee of the Company or an Affiliate, provided that for any Purchase Period the Committee may exclude from participation (I) any employee who has been employed for less than six months prior to the start of a Purchase Period, (II) any employee whose customary employment is less than 20 hours per week, (III) any employee who is twenty-one years or over; or (IV) any “highly compensated employee,” as such term is defined in Section 414(q) of the Code; and provided, further, that “Eligible Employee” shall not include any person who would be deemed, for purposes of Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(k) “Fair Market Value” of a share of Common Stock as of any date means, if the Company’s Common Stock is listed on a national securities exchange or traded in the national market system, the closing price for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. If such determination of Fair Market Value is not consistent with the then current regulations applicable to plans intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.
(l) “Non-Employee Director” means a member of the Board of Directors who is considered a non-employee director within the meaning of Exchange Act Rule 16b-3 or any successor definition.
(m) “Participant” means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.
(n) “Plan” means this Life Time Fitness, Inc. Employee Stock Purchase Plan, as amended from time to time.
(o) “Purchase Period” means, except as otherwise determined by the Committee, a semi-annual period commencing January 1 and ending June 30, or commencing July 1 and ending December 31.
(p) “Recordkeeping Account” means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.
     3. Scope of the Plan. Shares of Common Stock may be sold to Eligible Employees pursuant to this Plan as hereinafter provided, but not more than 1,500,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges. The shares of Common Stock sold to Eligible Employees pursuant to this Plan may be shares acquired by purchase on the open market or in privately negotiated transactions, by direct issuance from the Company (whether newly issued or treasury shares) or by any combination thereof.
     4. Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an enrollment form with the Company before the first day of such Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in such Purchase Period and continuing until the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.
     5. Amount of Common Stock Each Eligible Employee May Purchase.
     5.1. Subject to the provisions of this Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the number of shares of Common Stock (excluding fractional shares) that can be purchased at the price specified in Section 5.2 with the entire credit balance in the Participant’s Recordkeeping Account; provided, however, that the Fair Market Value (determined on the first day of any Purchase Period) of shares of Common Stock that may be purchased by a Participant during such Purchase Period shall not exceed the excess, if any, of (i) $25,000 (or such lesser amount designated by the Committee) over (ii) the Fair Market Value (determined on the first day of the relevant Purchase Period) of shares of Common Stock previously acquired by the Participant in any prior Purchase Period during such calendar year. Notwithstanding the foregoing, no Eligible Employee shall be granted an option to acquire shares of Common Stock under this Plan that permits the Eligible Employee’s rights to purchase shares of Common Stock under this Plan and all other “employee stock purchase plans” within the meaning of Section 423(b) of the Code maintained by the Company and the Affiliates to accrue at a rate that exceeds $25,000 of Fair Market Value (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated a ratable portion of the maximum number of shares of Common Stock that may be sold.
     5.2. The purchase price of each share of Common Stock sold pursuant to this Plan shall be established from time to time by the Committee, but shall be no less than the lesser of (a) or (b) below:
     (a) 85% of the Fair Market Value of such share on the first day of the Purchase Period; or
     (b) 85% of the Fair Market Value of such share on the last day of the Purchase Period.
     6. Method of Participation.
     6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time prior to the date of purchase of such shares. The Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the offering of such shares.
     6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by delivering an executed election on a form developed by the Committee. An Eligible Employee may elect to have any whole percent of Compensation withheld, but not exceeding 10% per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of the Purchase Period to which it relates and shall remain in effect unless and until such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.
     6.3. Any Eligible Employee who does not make a timely election, as provided in Section 6.2, shall be deemed to have elected not to participate in the Plan. Such election shall be irrevocable for such Purchase Period.
     7. Recordkeeping Account.
     7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 shall be credited to such Recordkeeping Accounts on each payday.
     7.2. No interest shall be credited to a Participant’s Recordkeeping Account.
     7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account shall remain part of the general assets of the Company.
     7.4. A Participant may not make any separate cash payment into the Recordkeeping Account.
     8. Right to Adjust Participation or to Withdraw.
     8.1. A Participant may, at any time during a Purchase Period, direct the Company to adjust the amount withheld from his or her future Compensation, subject to the limitation in Section 6.2. Upon any such action, future payroll deductions with respect to such Participant shall be adjusted in accordance with the Participant’s direction.
     8.2. Any Participant who stops payroll deductions may not thereafter resume payroll deductions during such Purchase Period.
     8.3. At any time before the end of a Purchase Period, any Participant may withdraw from the Plan. In such event, all future payroll deductions shall cease and the entire credit balance in the

Participant’s Recordkeeping Account will be paid to the Participant, without interest, in cash within 15 days. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.
     8.4. Notification of a Participant’s election to increase, decrease, or terminate deductions, or to withdraw from the Plan, shall be made by filing an appropriate form with the Company. Notification to increase or decrease deductions will take effect as soon as administratively feasible following such notification.
     9. Termination of Employment. If the employment of a Participant terminates for any reason, including death, disability, or retirement, the entire balance in the Participant’s Recordkeeping Account shall be refunded in cash within 15 days.
     10. Purchase of Shares.
     10.1. As of the last day of each Purchase Period, the entire credit balance in each Participant’s Recordkeeping Account shall be used to purchase the largest possible number of whole shares of Common Stock (subject to the limitations of Section 5) unless the Participant has filed an appropriate form with the Company in advance of that date (that elects to receive all or a portion of the entire credit balance in cash). Any amount remaining in a Participant’s Recordkeeping Account representing funds that a Participant has elected to receive in cash or representing a fractional share shall be refunded to the Participant, without interest, in cash within 15 days after the end of the Purchase Period.
     10.2. Shares of Common Stock acquired by each Participant shall be held in a general securities brokerage account maintained for the benefit of all Participants with the Agent. The Agent shall maintain individual subaccounts for each Participant in such general account to which shall be allocated such Participant’s shares of Common Stock (including fractional shares to four decimal places).
     10.3. Prior to the last day of each Purchase Period, the Company shall determine whether some or all of the shares of Common Stock to be purchased as of the last day of such Purchase Period will be purchased by the Agent for the accounts of Participants on the open market or in privately negotiated transactions. If some or all of such shares are to be so purchased by the Agent, the Company shall advise the Agent of the number of shares to be so purchased and shall provide to the Agent such funds, in addition to the funds available from Participants’ Recordkeeping Accounts, as may be necessary to permit the Agent to so purchase such number of shares (including all brokerage fees and expenses).
     10.4. Each Participant shall be entitled to vote all shares held for the benefit of such Participant in the general securities brokerage account maintained by the Agent.
     10.5. Certificates for the number of shares of Common Stock, determined as aforesaid, purchased by each Participant shall be issued and delivered to him or her, registered in the form directed by the Participant, only upon the request of the Participant or his or her representative. Any such request shall be made by filing an appropriate form with the Agent. No certificates for fractional shares will be issued.
     11. Rights as a Stockholder. A Participant shall not be entitled to any of the rights or privileges of a stockholder of the Company with respect to shares of Common Stock under the Plan, including the right to receive any dividends that may be declared by the Company, until (i) he or she actually has paid the purchase price for such shares and (ii) either the shares have been credited to the general securities brokerage account maintained by the Agent for the Participant’s benefit or certificates have been issued to the Participant, both as provided in Section 10.
     12. Rights Not Transferable. A Participant’s rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign or transfer the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.

     13. Administration of the Plan. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. Subject to the terms of this Plan, the Committee shall determine the term of each Purchase Period and the manner of determining the purchase price of the shares of Common Stock to be sold during such Purchase Period. The Committee shall also determine any other questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties.
     14. Adjustment upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan, shall be adjusted appropriately by the Committee.
     15. Registration of Certificates. Stock certificates to be issued and delivered upon the request of the Participant or his or her representative, as provided in Section 10.5, shall be registered in the name of the Participant, or jointly, as joint tenants with the right of survivorship, in the name of the Participant and another person, as the Participant or his or her representative may direct on an appropriate form filed with the Company.
     16. Amendment of Plan. The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without stockholder approval on the same basis as required by Section 19.1, no amendment shall be made (i) to increase the number of shares to be reserved under this Plan, (ii) to decrease the minimum purchase price, (iii) to withdraw the administration of this Plan from the Committee, (iv) except as otherwise provided herein, to change the designation of corporations whose employees may be offered options under the Plan, or (v) to amend the Plan in any respect if shareholder approval of such amendment is necessary in order to comply with the rules of the New York Stock Exchange or other applicable listing standards.
     17. Effective Date of Plan. This Plan shall be effective upon approval by the stockholders of the Company. All rights of Participants in any offering hereunder shall terminate at the earlier of (i) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days’ notice has been given to all Participants. Upon termination or suspension of this Plan, shares of Common Stock shall be purchased for Participants in accordance with Section 10.1, and cash, if any, remaining in the Participants’ Recordkeeping Accounts shall be refunded to them, as if the Plan were terminated at the end of a Purchase Period.
     18. Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common Stock purchasable on the last day of the Purchase Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national securities exchange or a national market system, covering the shares of Common Stock under the Plan upon official notice of issuance.
     19. Miscellaneous.
     19.1. This Plan shall not be deemed to constitute a contract of employment between the Company or any Affiliate and any Participant, nor shall it interfere with the right of the Company or any Affiliate to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

     19.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.
     19.3. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota.
     19.4. Delivery of shares of Common Stock or of cash pursuant to the Plan shall be subject to any required withholding taxes. A person entitled to receive shares of Common Stock may, as a condition precedent to receiving such shares, be required to pay the Company a cash amount equal to the amount of any required withholdings.

LIFE TIME FITNESS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 4, 2006
9:00 a.m. Central Time

Minneapolis Sofitel
5601 West 78th Street
Bloomington, MN 55439

proxy

Life Time Fitness, Inc. 6442 City West Parkway Eden Prairie, MN 55344 proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Bahram Akradi and Eric J. Buss and each of them acting in the absence of the other, with full power of substitution, to vote your shares of common stock of Life Time Fitness, Inc. held of record at the close of business on March 8, 2006 on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/ltm/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 3, 2006.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Life Time Fitness, Inc., c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Bahram Akradi 02 Timothy C. DeVries 03 James F. Halpin	04 Guy C. Jackson 05 David A. Landau 06 Stephen R. Sefton 07 Giles H. Bateman	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

3.	Approval of the Life Time Fitness, Inc. Employee Stock Purchase Plan.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. IN CASE ANY NOMINEE IS NOT A CANDIDATE FOR ANY REASON, THE PROXIES MAY VOTE FOR A SUBSTITUTE NOMINEE SELECTED BY THE GOVERNANCE AND NOMINATING COMMITTEE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS, WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box	☐	Indicate changes below:	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.